Exhibit 2.3

SERIES DESIGNATION

In accordance with the Limited Liability Company Agreement of Ark7 Properties LLC (the “Company”) dated September 13, 2019 (the “Agreement”) and upon the execution of this designation by the Company and Ark7 Inc. in its capacity as Managing Member of the Company and Initial Member of Ark7 Properties LLC - Series #KYLBE (“Series #KYLBE”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Ark7 Properties LLC - Series #KYLBE

Effective date of establishment	November 6, 2019

Managing Member	Ark7 Inc. was appointed as the Managing Member of Series #KYLBE with effect from the date of the Agreement and shall continue to act as the Managing Member of Series #KYLBE until dissolution of Series #KYLBE pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	Ark7 Inc.

Series Asset	The Series Assets of Series #KYLBE shall comprise [asset description] which will be acquired by Series #KYLBE upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series #KYLBE from time to time, as determined by the Managing Member in its sole discretion

Asset Manager	Ark7 Inc.

Management Fee	As stated in Section 6.5

Purpose	As stated in Section 2.4

Issuance	Subject to Section 6.3(a)(i), the maximum number of Series #KYLBE Interests the Company can issue is 2,000

Number of Series #KYLBE Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 1% and may purchase a maximum of 10% of Series #KYLBE Interests through the Offering

Broker	Dalmore Group, LLC

Brokerage Fee	Up to 1% of the purchase price of the Interests from Series #KYLBE sold at the Initial Offering of the Series #KYLBE Interests (excluding the Series #KYLBE Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of Series #KYLBE Interests

Voting	Subject to Section 3.5, the Series #KYLBE Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series #KYLBE Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Series #KYLBE Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the Series #KYLBE Interests;

(b) mergers, consolidations or conversions of Series #KYLBE or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series #KYLBE Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #KYLBE Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series #KYLBE Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $[XXX], which may be waived by the Managing Member in its sole discretion
Other rights	Holders of Series #KYLBE Interests shall have no conversion, exchange, sinking fund, appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series #KYLBE Interests

Officers	There shall initially be no specific officers associated with Series #KYLBE, although, the Managing Member may appoint Officers of Series #KYLBE from time to time, in its sole discretion

Aggregate Ownership Limit	As stated in Section 1.1

Minimum Interests	One (1) Interest per Member

Fiscal Year	As stated in Section 8.2

Information Reporting	As stated in Section 8.1(c)

Termination	As stated in Section 11.1(b)

Liquidation	As stated in Section 11.3

Amendments to this Exhibit	As stated in Article XII